Exhibit 2.1

Execution Version

Second Amendment to the Subscription Agreement and Other Covenants

by and among

Peach Tree LLC

Amber International LLC

TRB Industries LLC

Gerhard Walter Schultz

João Marcelino Ramos

Paulo César Cau

and

Tantalun Inc.

as Initial Shareholders,

Compass Minerals do Brasil Ltda.

as Investor,

and

Produquímica Indústria e Comércio S.A.

as Intervening Party,

Dated as of August 12, 2016

SECOND AMENDMENT TO THE SUBSCRIPTION AGREEMENT AND OTHER COVENANTS

This Second Amendment to the Subscription Agreement and Other Covenants (this “Second Amendment”) is entered into as of August 12, 2016, by and among:

(A)Compass Minerals do Brasil Ltda., a company with headquarters and jurisdiction in the City of São Paulo, State of São Paulo, at Rua Desembargador do Vale, No. 800-A, part, Perdizes, Zip Code 05010-040, with its incorporation documents filed with the Commercial Registry of the State of São Paulo (JUCESP) under NIRE 35.228.562.332, on July 29, 2014, and enrolled in the Corporate Taxpayers’ Register of the Ministry of Finance (CNPJ/MF) under No. 20.730.868/0001-54 (“Investor”);

(B)Peach Tree LLC, a limited liability company duly incorporated and validly existing under the laws of the State of Delaware, in the United States of America, with registered office at 16192 Coastal Highway, Lewes, County of Sussex, Delaware 19958, United States of America, enrolled with the CNPJ/MF under nº 08.927.939/0001-08 (“Peach”);

(C)Amber International LLC, a Limited Liability Company organized and existing under the laws of the State of Delaware, with its registered office at 2711 Centerville Road Suite 400, Wilmington, Delaware 19808, United States of America, herein represented pursuant to its by-laws (“Amber International”);

(D)TRB Industries LLC, a company duly organized and existing in accordance with the laws of the State of Delaware, in the United States of America, with head offices at 300 Beach Drive, 33701, in the city of St. Petersburg in the State of Florida, in the United States of America, enrolled with the CNPJ/MF under nº 10.512.522/0001-26 (“TRB Industries”);

(E)Gerhard Walter Schultz, Brazilian, married, businessman, bearer of the Identity Card No. 6.931.515-2 SSP/SP, enrolled with the CPF/MF under No. 011.723.908-94, with offices at Av. Paulista 1754, 3rd floor, CEP 01310-920, in the City of São Paulo, State of São Paulo (“Gerhard”);

(F)João Marcelino Ramos, Brazilian, widower, industrial, bearer of the Identity Card No. 8.975.746 SSP/SP, enrolled with the CPF/MF under No. 975.979.708-97, resident and domiciled in the City of São Paulo, State of São Paulo, with office at Avenida Paulista, 1.754, 3rd floor, CEP 01310-920 (“Marcelino”);

(G)Paulo César Cau, Brazilian, divorced, economist, bearer of the Identity Card No. 10.523.903-3 SSP/MG, enrolled with the CPF/MF under No. 981.633.618-91, resident and domiciled at Alameda Ribeirão Preto, 546, apartment 10, Bela Vista, in the City of São Paulo, State of São Paulo (“Cau”); and

(H)Tantalun Inc., a company duly organized and existing in accordance with the laws of British Virgin Islands, with its registered office at Marcy Building, 2nd floor, Purcell State, P.O. Box 2416, Road Town, Tortola, British Virgin Islands, enrolled with the CNPJ/MF under No. 22.031.000/0001-91 (“Tantalun” and, jointly with Peach, Amber International, TRB Industries, Gerhard, Marcelino and Cau, the “Initial Shareholders” and each individually, a “Initial Shareholder”); and

as intervening party,

(I)Produquímica Indústria e Comércio S.A., a Brazilian corporation, with its head offices in the City of São Paulo, State of São Paulo, Brazil, at Av. Paulista, 1.754, 4º andar, CEP 01310-200, enrolled with CNPJ/MF under No. 60.398.138/0001-12 (“Intervening Party”, “Produquímica” or “Company”);

Initial Shareholders and Investor are referred to herein, individually, as a “Party” and, jointly, as the “Parties”.

RECITALS

(i)Whereas, on December 16, 2015 the Parties entered into a Subscription Agreement and Other Covenants under which, among other provisions, the Investor has undertaken to make an investment in the Company with the agreement of the Initial Shareholders (the “Agreement”);

(ii)Whereas, on December 23, 2015 the Parties entered into the First Amendment to the Subscription Agreement and Other Covenants under which the Parties have made certain amendments to the Agreement and updated its Schedule 4.16.1 (the “First Amendment”);

(iii)Whereas, in view of the recent discussions among the Parties with respect to the Exit Put Option, the Parties agree to amend and include certain sections of the Agreement in order to reflect what was agreed amongst the Parties; and

(iv)Whereas, exclusively for the year 2016, the Parties agree to amend the method of calculation of the Actual Net Debt for the definition of the Exit Option Price and the Final Exit Option Price.

Now, therefore, in consideration of the foregoing, the Parties agree to execute this Second Amendment as follows:

1.    Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

2.    Amendment.

2.1.    The Parties hereby agree to amend and include certain sections of the Agreement in order to reflect what was agreed amongst the Parties, as Sections 9.1.1, 9.1.2, 9.2, 9.2.2, 9.4, 9.4.1, 9.4.1.1, 9.4.1.2, 9.4.1.3, 9.4.1.4 and 9.4.4, which shall be in full force and effect as of the date hereof with the following wording:

9.1.1.     Exercise Period. The Exit Put Option may be exercised by the Majority Block Shareholders, jointly, on August 12th of 2016 or at any time between October 1st and October 31st of each of the years of 2017 and 2018. The Exit Put Option shall be exercised by means of the delivery of a written notice by the Majority Block Shareholders to the Investor pursuant to Section 13.4 below. Investor shall only be entitled to exercise the Exit Call Option between October 1, 2018 and October 31, 2018 and, in such event, the Exit Call Option may be exercised by means of the delivery of a written notice to the Majority Block Shareholders pursuant to Section 13.4 below. If the Exit Put Option or the Exit Call Option is not exercised within the terms set forth herein, then such Exit Put Option and such Exit Call Option shall be automatically revoked and canceled.

9.1.2.     The exercise of any of the Exit Put Option or the Exit Call Option shall not be conditional on any event. Notwithstanding the foregoing, the transfer of shares of the Company as a result of the exercise of the Exit Put Option or the Exit Call Option, as the case may be, and the payment of the preliminary Exit Option Price as set forth in the Preliminary Calculation and the Final Exit Option Price, shall observe the following actions:

(…)

(f) between December 31st 2015 and until the date of the effective transfer of the shares and payment of the price to Selling Shareholders, the Selling Shareholders have carried on and undertake to continue to carry on the Company’s business as currently conducted and only in the ordinary course of business, it being understood as not taking any of the actions listed in Sections 3.01(a) or 4.04 of the Shareholders’ Agreement as well as not do any of the following without prior written consent from Investor: (i) declare dividends or make any payment or other distribution to the Company and its Subsidiaries; or directly or indirectly redeem, purchase or otherwise acquire, any equity interests or any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interests, (ii) delay or accelerate payment of any accrued expense, trade payable or other liability beyond or in advance of its due date or the date when such liability would have been paid, except if in the ordinary course of the business; and (iii) make any payment or settlement of accounts, for any amounts, to any third party, which are outside the ordinary course of business. Furthermore between the date of exercise of either the Exit Put Option or the Exit Call Option, as applicable, until the date of the effective transfer of the shares and payment of the price to Selling Shareholders, the Selling Shareholders undertake to cause the Company not to enter into loan agreements of any nature without prior written consent from Investor.

(…)

(h) the execution of an agreement between Company and Gerhard, with Investor being an intervening party to the agreement and fully involved in the negotiations with Gerhard, which will provide for Gerhard to act as Company’s President (either as officer or service provider) under usual terms and conditions considering market practices for similar roles, observing the same pro-labore as applicable on the date of the effective transfer of the shares of the Company to the Investor pursuant to the Exit Put Option or the Exit Call Option, as the case may be, for a minimum term of one (1) year from the date of effective transfer of the shares of the Company to the Investor pursuant to the Exit Put Option or the Exit Call Option, as the case may be, extendable following the one (1) year period at the agreement of both the Investor and Gerhard. The Investor agrees that it will not terminate the agreement with Gerhard without cause before December 31st, 2016. Notwithstanding the language elsewhere in this Second Amendment and/or the Agreement, the execution of the above mentioned agreement with Gerhard shall be a condition precedent for the payment of the preliminary Exit Option Price and transfer of the shares.

(i) if the Exit Put Option is exercised during 2016 and for this year only, between the Exit Closing Date and 31st December 2016, Investor shall conduct the Company’s business in the ordinary course of business, being understood that, for such purpose, ordinary course of business as pursuing the implementation of the “annual operating plan” that was agreed by the Company shareholders on December 3, 2015, in the same manner Selling Shareholders have been pursuing until the execution of this Second Amendment, provided that in case of unforeseen event or an event that brings a material economic effect to the Company, Investor, acting in the best interest of the Company and in a commercially reasonable manner, shall take any and all actions necessary and/or required to address any such event and, acting as such, it shall not be interpreted as a breach of the obligations herein.

(j) after the exercise of the Exit Put Option or the Exit Call Option any and all outstanding subscription warrants (“bonus de subscrição”) issued by the Company shall have been exercised and the respective shares fully paid up in cash no later than 15 days prior to the Exit Closing Date.

(k) as a condition for the payment of the preliminary Exit Option Price and the transfer of the shares, the Parties shall have, in good faith, negotiated and implemented a structure to allow the Company to maintain the continued use of the rural land located at Sitio Bosqueiro, km 125, Iracemápolis – SP, with related expenses borne by the Company, as to comply with Brazilian Federal Law No. 5,709/1971 and Decree No. 74,965/1974, with the guidelines set forth in the legal opinion AGU No. LA-01/2010, issued on August 23, 2010 by the Attorney-General of the Federal Government Office (Advocacia-Geral da União - ”AGU”).

(l) written certification by the Company signed by Gerhard Schultz that the Company and its Subsidiaries are in compliance in all material respects with Applicable Laws.

(…)

Section 9.2.    Exit Option Price. The price for the acquisition of the shares of the Company comprised in the Exit Put Option or the Exit Call Option, as applicable (“Exit Option Price”), shall be equivalent to (i) the Actual Adjusted EBITDA for the current fiscal year of the exercise of the Exit Put Option or the Exit Call Option, as applicable, multiplied by the relevant Valuation Multiple, less (ii) the Actual Net Debt as of December 31st of the current year of the exercise of the Exit Put Option or the Exit Call Option, as applicable, both of which shall be calculated in good faith pursuant to the audited financial statements of the Company for the current fiscal year of the exercise of the Exit Put Option or the Exit Call Option, as applicable, as adjusted pursuant to Section 9.4.3 below, in any case divided by the fully diluted total outstanding shares of the Company and then multiplied by the number of shares comprised in the Exit Put Option. The Actual Net Debt as of December 31, 2016 shall be calculated according to the method described in Exhibit B1, and the Actual Net Debt as of December 31st of the years of 2017 and 2018 shall be calculated according to the method described in Exhibit B. The Actual Adjusted EBITDA shall be calculated according to the method described in Exhibit G.

(…)

9.2.2.    The Company shall, (i) on or before September 1st 2016, if the Exit Put Option is exercised in 2016 or (ii) if exercised after 2016, on December 15th of the current year of the exercise of the Exit Put Option or the Exit Call Option, as the case may be, calculate and send to the Majority Block Shareholders and the Investor its best estimated expected amount of the EBITDA for the current fiscal year of the exercise of the Exit Put Option or the Exit Call Option, as applicable, which in case the Exit Put Option is exercised in 2016, the estimated expected amount of the EBITDA for the year 2016 shall observe seven (7) months of the actual performance of the Company for the months between January to July 2016, plus the forecast amounts for the remaining five (5) months (i.e., from August to December 2016), as established in the “annual operating plan” agreed by the Company shareholders on December 3, 2015, and of the Net Debt in December 31st of the current fiscal year of the exercise of the Exit Put Option or the Exit Call Option, as applicable, and the resulting expected amount of the Exit Option Price (“Preliminary Calculation”). The Exit Option Price will be distributed on a pro rata basis to the owners of the shares comprised of the Exit Put Option.

(…)

Section 9.4.    Exit Closing Date. The Selling Shareholders and the Investor shall meet at the head offices of the Company following the later of (i) the fifth (5th) Business Day from the receipt of CADE’s approval, or (ii) if the Exit Put Option is exercised in 2016, on October 3rd, 2016, or (iii) the tenth (10th) Business Day of January of the subsequent year of the exercise of the Exit Put Option if exercised after 2016 or the Exit Call Option, as applicable, provided that there is no pending dispute on the Post Closing Adjustment Calculation (“Exit Closing Date”). For the avoidance of doubt, in the event there is a disagreement regarding the Post-Closing Adjustment Calculation, the Exit Closing Date shall not occur until final decision on the Post-Closing Adjustment Calculation dispute is settled, in accordance with the procedures set forth in Sections 3.3.2 to 3.3.7.

9.4.1. In case the Exit Put Option is exercised during 2016, on the Exit Closing Date, (i) the Selling Shareholders shall immediately transfer the entirety of their shares of the Company to the Investor, (ii) the Investor shall deposit the Escrow Amount into the escrow account described in Section 9.5 below, (iii) the Investor shall immediately pay to the Selling Shareholders eighty per cent (80%) of the balance of the expected Exit Option Price, as informed by the Company in the Preliminary Calculation and reduced by the Escrow Amount, proportionally to the equity interest held by each

Selling Shareholder in the capital of the Company at the time of such exercise, and (iv) the Investor shall deposit fifteen per cent (15%) of the balance of the expected Exit Option Price (the “Preliminary Escrow Amount”) into the Preliminary Escrow Account (as defined below) (jointly referred to as “Exit Closing”). The remaining five percent (5%) of the balance of the total amount of the Exit Option Price will be withheld by the Investor for the exclusive purpose of allowing the post-closing adjustment of the Exit Option Price pursuant to the Actual Adjusted EBITDA and the Actual Net Debt set forth in Section 9.4.2 (“Withheld Balance”).

9.4.1.1    In case the Exit Put Option is exercised after 2016, on the Exit Closing Date, (i) the Selling Shareholders shall immediately transfer the entirety of their shares of the Company to the Investor, (ii) the Investor shall deposit the Escrow Amount into the escrow account described in Section 9.5 below, and (iii) the Investor shall immediately pay to the Selling Shareholders ninety-five per cent (95%) of the balance of the expected Exit Option Price, as informed by the Company in the Preliminary Calculation and reduced by the Escrow Amount, proportionally to the equity interest held by each Selling Shareholder in the capital of the Company at the time of such exercise (which actions shall then be jointly referred to as “Exit Closing”, for all purposes). The remaining five percent (5%) of the balance of the total amount of the Exit Option Price will be withheld by the Investor as Withheld Balance for the exclusive purpose of allowing the post-closing adjustment of the Exit Option Price pursuant to the Actual Adjusted EBITDA and the Actual Net Debt set forth in Section 9.4.2.

9.4.1.2    December Exit Option Price Adjustment: In case the Exit Put Option is exercised in 2016, the Company shall, on December 10, 2016, calculate and send to the Majority Block Shareholders and the Investor its best estimated expected amount of the EBITDA for the 2016 fiscal year, and of the Net Debt as of December 31, 2016 , and the resulting new expected amount of the Exit Option Price (respectively “December Preliminary Calculation” and “ December Expected Exit Option Price”).

9.4.1.3.    (i) If the December Expected Exit Option Price is higher than the estimated Exit Option Price set forth in the Preliminary Calculation, then (i.a) the full amount of the Preliminary Escrow Account shall be paid to the Selling Shareholders (including accrued interest which shall not be taken into consideration in the calculations/adjustments) and (i.b) the Investor shall pay to the Selling Shareholders such additional amount so that the Selling Shareholders receive the balance to achieve the December Expected Exit Option Price, provided that the Investor shall withhold the amount that corresponds to five per cent (5%) of the December Expected Exit Option Price less the Escrow Amount, or (ii) if the December Expected Exit Option Price is lower than the estimated Exit Option Price set forth in the Preliminary Calculation, then (ii.a) the Investor shall receive from the Preliminary Escrow Account such amounts (including accrued interest which shall not be taken into consideration in the calculations/adjustments) to cover the negative balance between the Exit Option Price set forth in the Preliminary Calculation and the December Expected Exit Option Price (“December Negative Balance”), so that the Investor shall withhold the amount that corresponds to five per cent (5%) of the December Expected Exit Option Price less the Escrow Amount; (ii.b) the Selling Shareholders shall receive the remaining balance of the Preliminary Escrow Account (including accrued interest which shall not be taken into consideration in the calculations/adjustments), if any. If the Preliminary Escrow Amount is not sufficient to cover the December Negative Balance and for the Investor to withhold the amount that corresponds to five percent (5%) of the December Expected Exit Option Price less the Escrow Amount, the corresponding amount shall be released from the Escrow Account to the Investor and the Selling Shareholders shall credit the Escrow Account for the same amount released to the Investor. Furthermore in case the Escrow Amount is insufficient to ensure that the Investor holds the amount that corresponds to five per cent (5%) of the December Expected Exit Option Price less the Escrow Amount, then the Selling Shareholders shall pay to the Investor such additional amount so that the Investor shall withhold the amount that corresponds to five per cent (5%) of the December Expected Exit Option Price less the Escrow Amount and the Selling Shareholders shall credit the Escrow Account for the same amount released to the Investor under this Section. The payments set forth in this Section shall be made no later than December 22, 2016.

9.4.1.4    Preliminary Escrow Deposit. The Preliminary Escrow Amount shall be deposited into an escrow account that shall be opened with a leading financial institution of escrow services in Brazil to be jointly selected by the Parties, and the Parties agree to negotiate the terms and conditions of the relevant escrow agreement in good faith prior to the Exit Closing Date. The Preliminary Escrow Amount shall be kept in such escrow account with the sole purpose of guaranteeing the price adjustment set forth in Sections 9.4.1.2 and 9.4.1.3 above. Any and all fees due to the financial institution responsible for the keeping of such escrow account shall be paid in the percentage of fifty per cent (50%) by the Selling Shareholders and fifty per cent (50%) by the Investor.

(…)

9.4.4    Payment. The preliminary Exit Option Price set forth in the Preliminary Calculation and the Final Exit Option Price, as applicable, shall be paid by the Investor without any deduction, set-off, counterclaim or withholdings (except for any withholding of Taxes due on capital gain, and the Escrow Amount and the Withheld Balance with respect to the preliminary Exit Option Price), as follows: (i) for the Selling Shareholders domiciled in Brazil, payment shall be made in Reais, by means of an electronic wire transfer of immediately available funds, to the banking accounts in Brazil to be informed in writing to the Investor by the Selling Shareholders, and (ii) for the Selling Shareholders domiciled outside of Brazil, by means of an exchange agreement in order to effect an electronic wire transfer of immediately available funds, with the remittance of such immediately available funds, to such banking accounts outside Brazil to be informed in writing to the Investor by the Selling Shareholders, and Selling Shareholders acknowledge that after the remittance of such immediately available funds, the monies thereto related may be only available within the customary transaction time applicable for operations of similar nature. As a condition for the payment of the preliminary Exit Option Price set forth in the Preliminary Calculation and Final Exit Option Price, as applicable, to the Selling Shareholders domiciled outside of Brazil, the Selling Shareholders domiciled outside of Brazil shall (a) deliver to the Investor, at least three (3) Business Days in advance of the Exit Closing Date, a chart demonstrating the calculation of all Taxes on capital gains that shall be paid as a result of the sale of the shares of the Company held by such shareholders, in accordance with Section 26 of Law No. 10.833/06, which shall be withheld and paid to the relevant Governmental Authorities by the Investor; (b) timely comply with any and all request of document and/or information made by the financial institution responsible for performing the foreign exchange transaction; and (c) maintain, according to the Applicable Law, updated register with the Brazilian Central Bank as required at the time of the payment of the Final Exist Option Price, including, but not limited to, the electronic registry system of direct foreign investment implemented by the Central Bank (Registro Declaratório Eletrônico de Investimentos Externos Diretos – RDE-IED). The determination of the amount in foreign currency that will be delivered to each of the Selling Shareholders domiciled outside of Brazil to fulfill the payment of the preliminary Exit Option Price and/or the Final Exit Option Price, as applicable, shall be calculated in accordance with the average of the closing dollar buy/sell rates (taxa de compra/taxa de venda) published by the Central Bank of Brazil for the Business Day prior to the Exit Closing Date and/or the payment date for the Final Exit Option Price.

2.2.    The Parties hereby agree that in case the Exit Put Option is exercised during 2016 and for this year only, the Actual Net Debt for the definition of the Exit Option Price and the Final Exit Option Price will be (i) decreased by all cash expenses incurred during the year of 2016 with the acquisition of the plant of the Company located in the City of Uberlândia, State of Minas Gerais, at Rua Victor Rodrigues de Rezende, n.º 500, Galpão 06, Cep. 38402-334, Distrito Industrial, and related equipment and machinery, (ii) decreased by any dividends paid after the Closing Date; (iii) increased by any capital increases done after the Closing Date; and (iv) increased by R$4,000,000.00 (four million reais) of certain fees of the Investor which should have been paid by the Company. As a result, the Parties agree to include the Exhibit B1 in the Agreement, which shall be valid and in full force and effect from this date onwards for all purposes related to the calculation of the Actual Net Debt as of December 31, 2016, as set forth in Exhibit B1 of this Second Amendment. For clarification purposes, Exhibit B of the Agreement shall remain valid and in full force and effect for all purposes for calculating the Actual Net Debt as of December 31st of the years of 2017 and 2018.

2.3.    Due Diligence: Upon the exercise of the Exit Put Option and/or the Exit Call Option, the Parties shall cause the Company to endeavor its best efforts to disclose to Investor any information reasonably requested, no later than five Business Days from the date the information is requested by Investor following the exercise of the Exit Put Option and/or the Exit Call Option, as well as to allow Investor to perform a “phase one” environmental due diligence. Such due diligence shall not be considered as a condition precedent for the transfer of shares under the Exit Put Option or Exit Call Option and the payment of the preliminary Exit Option Price set forth in the Preliminary Calculation and/or the Final Exit Option Price.

2.4.    The Parties agree that on or before the Exit Closing Date, Selling Shareholders shall deliver to Investor a declaration confirming that all actions listed in items (a), (b), (c), (d), (e), (f), (j), (k) and (l) of section 9.1.2. of the Agreement were accomplished.

3.    Ratification. The Parties hereto reaffirm and ratify all terms and conditions of the Agreement and of the First Amendment which were not expressly amended by this Second Amendment, which shall continue to be fully in force and effect according to the provisions thereof.

4.    Governing Law. This Second Amendment shall be governed by and construed and interpreted in accordance with the laws of Brazil.

5.    Dispute Resolution. The Parties hereby agree that any and all Disputes arising, directly or indirectly, out of or in connection with this Second Amendment shall be settled pursuant to Section 13.2 of the Agreement.

In witness whereof, the Parties hereto, together with the Company, have caused this Second Amendment to be duly signed in seven (7) counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same agreement, binding upon the Parties, the Company and their respective heirs and successors in the presence of the two (2) witnesses below.

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[Signature page of the Second Amendment to the Subscription Agreement and Other Covenants, dated as of August 12, 2016, executed by and among Peach Tree LLC, Amber International LLC, TRB Industries LLC, Gerhard Walter Schultz, João Marcelino Ramos, Paulo César Cau, Tantalun Inc., Compass Minerals do Brasil Ltda., and, as intervening party, Produquímica Indústria e Comércio S.A.]

PEACH TREE LLC
/s/ Marcelo Lima _____________________________ By: Title:

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[Signature page of the Second Amendment to the Subscription Agreement and Other Covenants, dated as of August 12, 2016, executed by and among Peach Tree LLC, Amber International LLC, TRB Industries LLC, Gerhard Walter Schultz, João Marcelino Ramos, Paulo César Cau, Tantalun Inc., Compass Minerals do Brasil Ltda., and, as intervening party, Produquímica Indústria e Comércio S.A.]

AMBER INTERNATIONAL LLC
/s/ Marcelo Lima _____________________________ By: Title:

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[Signature page of the Second Amendment to the Subscription Agreement and Other Covenants, dated as of August 12, 2016, executed by and among Peach Tree LLC, Amber International LLC, TRB Industries LLC, Gerhard Walter Schultz, João Marcelino Ramos, Paulo César Cau, Tantalun Inc., Compass Minerals do Brasil Ltda., and, as intervening party, Produquímica Indústria e Comércio S.A.]

TRB INDUSTRIES LLC
/s/ Marcelo Lima _____________________________ By: Title:

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[Signature page of the Second Amendment to the Subscription Agreement and Other Covenants, dated as of August 12, 2016, executed by and among Peach Tree LLC, Amber International LLC, TRB Industries LLC, Gerhard Walter Schultz, João Marcelino Ramos, Paulo César Cau, Tantalun Inc., Compass Minerals do Brasil Ltda., and, as intervening party, Produquímica Indústria e Comércio S.A.]

GERHARD WALTER SCHULTZ
/s/ Gerhard Walter Schultz _____________________________

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[Signature page of the Second Amendment to the Subscription Agreement and Other Covenants, dated as of August 12, 2016, executed by and among Peach Tree LLC, Amber International LLC, TRB Industries LLC, Gerhard Walter Schultz, João Marcelino Ramos, Paulo César Cau, Tantalun Inc., Compass Minerals do Brasil Ltda., and, as intervening party, Produquímica Indústria e Comércio S.A.]

JOÃO MARCELINO RAMOS
/s/ João Marcelino Ramos _____________________________

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[Signature page of the Second Amendment to the Subscription Agreement and Other Covenants, dated as of August 12, 2016, executed by and among Peach Tree LLC, Amber International LLC, TRB Industries LLC, Gerhard Walter Schultz, João Marcelino Ramos, Paulo César Cau, Tantalun Inc., Compass Minerals do Brasil Ltda., and, as intervening party, Produquímica Indústria e Comércio S.A.]

PAULO CÉSAR CAU
/s/ Paulo César Cau _____________________________

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[Signature page of the Second Amendment to the Subscription Agreement and Other Covenants, dated as of August 12, 2016, executed by and among Peach Tree LLC, Amber International LLC, TRB Industries LLC, Gerhard Walter Schultz, João Marcelino Ramos, Paulo César Cau, Tantalun Inc., Compass Minerals do Brasil Ltda., and, as intervening party, Produquímica Indústria e Comércio S.A.]

TANTALUN INC.
/s/ Gerhard Walter Schultz _____________________________ By: Title:

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[Signature page of the Second Amendment to the Subscription Agreement and Other Covenants, dated as of August 12, 2016, executed by and among Peach Tree LLC, Amber International LLC, TRB Industries LLC, Gerhard Walter Schultz, João Marcelino Ramos, Paulo César Cau, Tantalun Inc., Compass Minerals do Brasil Ltda., and, as intervening party, Produquímica Indústria e Comércio S.A.]

COMPASS MINERALS DO BRASIL LTDA.
/s/ Diana C. Toman _____________________________ By: Title:

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[Signature page of the Second Amendment to the Subscription Agreement and Other Covenants, dated as of August 12, 2016, executed by and among Peach Tree LLC, Amber International LLC, TRB Industries LLC, Gerhard Walter Schultz, João Marcelino Ramos, Paulo César Cau, Tantalun Inc., Compass Minerals do Brasil Ltda., and, as intervening party, Produquímica Indústria e Comércio S.A.]

PRODUQUÍMICA INDÚSTRIA E COMÉRCIO S.A.
/s/ Gerhard Walter Schultz _____________________________ By: Title:	/s/ Adilson Silva _____________________________ By: Title:

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[Signature page of the Second Amendment to the Subscription Agreement and Other Covenants, dated as of August 12, 2016, executed by and among Peach Tree LLC, Amber International LLC, TRB Industries LLC, Gerhard Walter Schultz, João Marcelino Ramos, Paulo César Cau, Tantalun Inc., Compass Minerals do Brasil Ltda., and, as intervening party, Produquímica Indústria e Comércio S.A.]

WITNESSES:
/s/ Guilherme Bartie Santos _____________________________ Name: Guilherme Bartie Santos RG No.: 36.288.527-8	/s/ Maria Miyuki Kawamata _____________________________ Name: Maria Miyuki Kawamata RG No.: 7.611.301-2